COMMITMENT LETTER

June 28, 2012

Green Dynasty Holdings Limited

c/o Fushi Copperweld, Inc.

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Beijing, 100027, PRC

Attention: Li Fu

 Re: CEO Equity Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitments of Mr. Li Fu (the “Sponsor” or “Mr. Fu”), subject to the terms and conditions contained herein, to purchase equity interests of Green Dynasty Holdings Limited, a Cayman Islands exempted company (“Holdco”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Fushi Copperweld, Inc., a Nevada corporation (the “Company”), Green Dynasty Limited, a Cayman Islands exempted company and a direct wholly-owned subsidiary of Holdco (“Parent”), Green Dynasty Acquisition, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Holdco, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. This letter agreement is being delivered together with the equity commitment letter, dated as of the date hereof, from Abax Lotus Ltd. and AGC Asia 6 Ltd. to Holdco setting forth the commitment of Abax Lotus Ltd. and AGC Asia 6 Ltd. to purchase, on the terms and subject to the conditions set forth therein, equity interests of Holdco (the “Abax Commitment Letter”).

1. Equity Commitment.

(a) The Sponsor hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the closing of the Merger (the “Closing”), it shall purchase, or shall cause the purchase of, at or immediately prior to the Effective Time, equity interests of Holdco (or one or more affiliates of Holdco organized to consummate the Merger) for an aggregate cash purchase price in immediately available funds equal to $45,000,000 subject to adjustment pursuant to Section 1(b) below (the “Equity Commitment”), which will be (i) contributed by Holdco to Parent in exchange for equity interests of Parent, and (ii) used by Parent solely for the purpose of funding, to the extent necessary to fund, a portion of the aggregate Merger consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, together with related fees and expenses.

(b) The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Holdco, Parent and/or Merger Sub. In the event Holdco and/or Parent does not require an amount equal to the sum of the Equity Commitment plus the amount of the equity commitment under the Abax Commitment Letter in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement and the amount of the equity commitment to be funded under the Abax Commitment Letter shall be reduced by Holdco on a pro rata basis, to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, for Holdco, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement.

2. Conditions. The Equity Commitment shall be subject only to (a) the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), and (b) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.13 of the Merger Agreement, pursuant to the commitments with respect thereto) having been funded in accordance with the terms of the Debt Financing Agreement or will be funded at the Closing in accordance with the terms of the Debt Financing Agreement if the Equity Financing is funded at the Closing.

3. Limited Guarantee. The Sponsor is executing and delivering to the Company a limited guarantee related to Parent’s and Merger Sub’s payment obligations with respect to the Parent Termination Fee under the Merger Agreement (the “Limited Guarantee”). Other than with respect to Retained Claims (as such term is defined under the Limited Guarantee), the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its affiliates (or to any Person purporting to claim by or through the Company or any of its affiliates or for the benefit of any of them) against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising with respect to this letter agreement, the Merger Agreement or the Limited Guarantee and the transactions contemplated hereby and thereby, including without limitation in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

4. Enforceability; Third-Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Holdco and the Sponsor. This letter agreement may only be enforced (i) by Holdco at the direction of the Sponsor or (ii) by the Company to cause Holdco, Parent and/or Merger Sub to draw down the proceeds of the Equity Commitment in accordance with, and subject to the limitations contained in, the second and third sentences of Section 9.10 of the Merger Agreement, and subject further to Section 6 and Section 7 hereof as though the Company were a party hereto. None of Holdco’s, Parent’s, Merger Sub’s or the Company’s creditors, nor any Person claiming by or on behalf of Holdco, Parent, Merger Sub or the Company or any affiliate of Holdco, Parent, Merger Sub or the Company shall have the right to enforce this letter agreement or to cause Holdco, Parent, Merger Sub, the Company or any other Person to seek to enforce this letter agreement against the Sponsor. The Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause Holdco, Parent and/or Merger Sub to draw down the proceeds of the Equity Commitment in accordance with, and subject to the limitations contained in, the second and third sentences of Section 9.10 of the Merger Agreement. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Holdco, the Sponsor and, to the extent provided in this Section 4, the Company, any rights or remedies under, or by reason of, or any rights to enforce or cause Holdco, Parent and/or Merger Sub to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than the Sponsor (but only at the direction of the Sponsor as contemplated hereby) under or by reason of this letter agreement.

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5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, the Sponsor and the Company. Together with the Merger Agreement and the Limited Guarantee, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its affiliates, on the one hand, and Holdco or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law; Jurisdiction; Venue. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

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7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8. Counterparts. This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Termination. The obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, at which time the obligation will be discharged but subject to the performance of such obligation, (c) the Company or any of its affiliates asserting a claim against the Sponsor or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than (i) a claim against the Sponsor under the Limited Guarantee (including Retained Claims (as such term is defined under the Limited Guarantee)) or (ii) seeking specific performance to cause Holdco, Parent and/or Merger Sub to draw down the proceeds of the Equity Commitment in accordance with, and subject to the limitations contained in, the second and third sentences of Section 9.10 of the Merger Agreement, and (d) the Termination Date if the Closing does not occur by such date.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Holdco acknowledges and agrees that no Person other than the Sponsor (and its permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Holdco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

11. Representations and Warranties. The Sponsor hereby represents and warrants to Holdco that (a) the Sponsor has the authority to execute, deliver and perform this letter agreement; (b) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (c) the Sponsor has available funds in excess of the Equity Commitment; (d) no action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and (e) the execution, delivery and performance of this letter agreement by the Sponsor do not violate any applicable law binding on the Sponsor or the assets of the Sponsor, or conflict with any material agreement binding on the Sponsor.

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12. No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned, except that the Sponsor may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s affiliates; provided, that, any such assignment shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such affiliate. Holdco may not assign its rights to any of its affiliates or other entity owned directly or indirectly by the beneficial owners of Holdco, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any transfer in violation of this section shall be null and void.

13. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this letter agreement shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to the Sponsor:

c/o Fushi Copperweld, Inc.

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Beijing, 100027, PRC

Facsimile: +86 10 8447 8292

E-mail: cwang@fushicopperweld.com

Attention: Li Fu

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Facsimile: +86 10 6535 5577

E-mail: Michael.Gisser@skadden.com

Peter.Huang@skadden.com

Attention: Michael V. Gisser, Esq.

Peter X. Huang, Esq.

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if to Holdco, to:

c/o Fushi Copperweld, Inc.

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Beijing, 100027, PRC

Attention: Li Fu

Facsimile: +86 10 8447 8292

E-mail: cwang@fushicopperweld.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Michael V. Gisser, Esq.

   Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

E-mail: Michael.Gisser@skadden.com

    Peter.Huang@skadden.com

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Sincerely,

.

/s/ Li Fu

Li Fu

Agreed to and accepted:

Green Dynasty Holdings Limited

By: /s/ Li Fu

Name: Li Fu

Title: Director

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